Exhibit (c)(3)


                  BALCOR REALTY INVESTORS  86 - SERIES I


                                             Range of Value
                                                (Per Unit)
                                             --------------
                                               Low     High
                                               ----    ----
     November 1995 Valuation:
          Alex Brown Real Estate Value         $172    $236
          Working Capital Value                 (37)   (37)
                                               ----    ----
               Total Value                     $209    $273
                                               ====    ====
     March 1996 Valuation:
          November 1995 Alex Brown
            Real Estate Value                  $172    $236
          Adjustments To Real Estate Value: (1)
            Sale Of Pines of Cloverlane         (74)    (77)
            Sale Of Lakeside (2)                  0       0
          Working Capital Value (3)              98      98
                                               ----    ----
               Total Value                     $196    $257
                                               ====    ====


  (1) The Adjustments To Real Estate Value reflects the sale of the Pines of Cloverlane property subsequent to the November 1995 valuation. The cash proceeds received from the sale were included in the working capital value as of March 1996.

  (2) The Lakeside property was sold after the November 1995 valuation. Because the Alex Brown valuation allocated no equity value to the Lakeside property, the sale did not require an Adjustment To Real Estate Value. The cash proceeds received from the sale were included in the working capital value as of March 1996.

  (3) Working Capital Value reflects the sum of cash and other current assets of the partnership less current liabilities. The Working Capital Value has been adjusted to reflect changes in the net operations of the properties, the administrative expenses of the partnership and any distributions to the investors.